Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Current Report on Form 8-K/A of Quest Resource Corporation (the “Company”) and the incorporation in the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-74560, 333-70431 and 333-132979) and Form S-3 (File Nos. 333-134216 and 333-140116) of our report dated January 8, 2008 related to the combined and consolidated financial statements of Midcoast Kansas General Partner, L.L.C. and Midcoast Kansas Pipeline, L.L.C. as of December 31, 2006.
/s/ Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
January 16, 2008